        News Release
22 West Washington Street         Telephone: +1 312 696-6000
Chicago                Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE
Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2024 Financial Results
CHICAGO, Feb. 26, 2025 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment insights, reported double-digit revenue growth for 2024 and meaningful increases in operating and free cash flow, with fourth-quarter revenue increasing 9.7%, or 10.6% on an organic basis.
"We finished 2024 strongly by executing on themes such as the convergence of public and private markets and using AI to transform client workflows," said Kunal Kapoor, Morningstar's chief executive officer. "Recent product enhancements include PitchBook's integration of aftermarket equity research and introduction of an improved research center experience, and the January launch of the Direct Advisory Suite, which expands our financial advisor offering with a modernized software solution that is designed to improve workflows and efficiency."
The Company's quarterly shareholder letter provides more context on Morningstar's results and business and can be found at shareholders.morningstar.com.
Fourth-Quarter 2024 Financial Highlights
•Reported revenue increased 9.7% to $591.0 million compared to the prior-year period; organic revenue increased 10.6%.
•Operating income increased 78.2% to $168.2 million; adjusted operating income increased 7.7%. Operating income included a $64.0 million gain related to the Company's sale of customer assets from the US Morningstar Wealth Turnkey Asset Management Platform to AssetMark (sale of US TAMP assets), which is excluded from adjusted operating income.
•Diluted net income per share increased 58.5% to $2.71 versus $1.71 in the prior-year period. Adjusted diluted net income per share increased 8.6% to $2.14.
•Cash provided by operating activities increased 11.3% to $153.4 million, and free cash flow increased 4.6% to $112.8 million.
•Share repurchases settled totaled 33,300 shares for $11.6 million.

Full-Year 2024 Financial Highlights
•Reported revenue increased 11.6% to $2.3 billion compared to the prior year; organic revenue increased 11.8%.
•Operating income increased 110.2% to $484.8 million; adjusted operating income increased 51.2%.
•Diluted net income per share increased 160.8% to $8.58 versus $3.29 in the prior year. Adjusted diluted net income per share increased by 54.1% to $7.89.
•Cash provided by operating activities increased 87.0% to $591.6 million. Free cash flow increased 127.5% to $448.9 million. Cash flows were negatively impacted by certain items totaling $1.8 million in 2024 and $90.8 million in 2023. Excluding these items, operating cash flow and free cash flow would have increased by 45.7% and 56.4%, respectively.
•Share repurchases settled totaled 33,300 shares for $11.6 million.
Fourth-Quarter 2024 Results
Revenue increased 9.7% to $591.0 million on a reported basis and 10.6% on an organic basis versus the prior-year period. Organic revenue growth excludes the impact of divestitures and foreign currency effects. Morningstar Credit and PitchBook were the largest contributors to reported revenue growth.
Operating expense increased 9.6% to $486.8 million in the fourth quarter versus the prior-year period. Excluding the impact of intangible amortization and M&A-related expenses, operating expense increased 10.2% in the quarter.
The largest contributors to the increase in reported operating expense were compensation costs, driven by higher bonus expense; depreciation expense; and advertising and marketing costs.
•Compensation costs increased $31.7 million, including the impact of a $20.4 million increase in bonus expense compared to the prior-year period. Higher bonus expense was primarily driven by Morningstar Credit reflecting both strong performance versus plan targets and the comparison to relatively low bonus expense in the prior-year period. Higher stock-based compensation compared to the prior-year period also contributed to the increase, primarily due to expense associated with the treatment of equity awards granted in prior periods to former employees. During the quarter, the Company updated its definition of compensation costs to incorporate commissions, severance, and stock-based compensation, in addition to salaries, bonus, employee benefits, and payroll taxes, which were all included in the prior definition.
•Depreciation expense increased $5.1 million primarily due to higher capitalized software costs for product enhancements in prior periods, as well as the impact of accelerated depreciation related to the sale of US TAMP assets.

•Advertising and marketing costs increased $3.5 million primarily due to higher advertising spending for PitchBook.
Fourth-quarter operating income was $168.2 million, an increase of 78.2% compared with the prior-year period. Adjusted operating income was $121.7 million in the fourth quarter of 2024, an increase of 7.7% compared with the prior-year period. Fourth-quarter operating margin was 28.5%, compared with 17.5% in the prior-year period. Adjusted operating margin was 20.6% in the fourth quarter of 2024, versus 21.0% in the prior-year period. During the quarter, operating income included a $64.0 million gain on the sale of US TAMP assets, which had a 10.9 percentage point impact on operating margin.
Net income in the fourth quarter of 2024 was $116.9 million, or $2.71 per diluted share, compared with $73.5 million, or $1.71 per diluted share, in the fourth quarter of 2023. The gain on the sale of US TAMP assets had a $1.10 impact on diluted net income per share. Adjusted diluted net income per share increased 8.6% to $2.14 in the fourth quarter of 2024, compared with $1.97 in the prior-year period.
The Company's effective tax rate increased to 22.5% in the fourth quarter of 2024 versus 16.1% in the prior-year period, primarily due to deferred taxes recorded with respect to unremitted foreign earnings.
Full-Year 2024 Results
For the full year, revenue increased 11.6% to $2.3 billion compared with the prior year. Organic revenue increased 11.8%. Morningstar Credit, PitchBook, and Morningstar Data and Analytics were the largest contributors to reported revenue growth.
Operating income increased 110.2% to $484.8 million in 2024, compared with the prior year. Adjusted operating income was $493.8 million, an increase of 51.2%. Operating margin was 21.3%, compared with 11.3% in the prior year. The gain on the sale of US TAMP assets had a 2.8 percentage point impact on full-year operating margin. Adjusted operating margin was 21.7%, compared with 16.0% in the prior year.
Full-year 2024 net income increased 162.2% to $369.9 million, or $8.58 per diluted share. Adjusted diluted net income per share increased 54.1% to $7.89, compared with $5.12 in the prior year. Gains on the sales of the US TAMP assets and the Company's Commodity and Energy Data business had a $1.10 and $1.05 impact, respectively, on diluted net income per share.
The effective tax rate for the full year 2024 increased to 21.9% versus 19.0% in the prior year. The Company's effective tax rate was negatively impacted by deferred taxes recorded with respect to unremitted foreign earnings and was favorably impacted by the book gain in excess of taxable gain on the sale of its Commodity and Energy Data business. The Company's prior-year effective tax rate was lower due to the recognition of tax benefits related to a retroactive tax election.

Fourth-Quarter Segment Highlights
Morningstar Data and Analytics
Morningstar Data and Analytics contributed $196.0 million to consolidated revenue and $3.3 million to consolidated revenue growth, with revenue increasing 1.7% compared to the prior-year period, or 3.6% on an organic basis. Organic revenue growth excludes revenue associated with the Commodity and Energy Data business from the prior-year period and foreign currency impact. Higher revenue was driven primarily by increases in Morningstar Direct and Morningstar Data revenue, partially offset by softness in research distribution and Direct Web Services, which experienced higher churn as clients transitioned to an updated product. Morningstar Direct licenses increased 1.1% with higher revenue across major geographies driving growth. Increases in managed investment (fund) data helped drive Morningstar Data growth, partially offset by continued softness in exchange market data.
Morningstar Data and Analytics adjusted operating income decreased 5.4% to $85.5 million, and adjusted operating margin decreased 3.3 percentage points to 43.6% compared to the prior-year period, due in part to higher compensation, reflecting growth in headcount and merit increases; increased spending on sales and marketing; and the impact of the sale of the Company's Commodity and Energy Data business.
PitchBook
PitchBook contributed $162.5 million to consolidated revenue and $18.1 million to consolidated revenue growth, with revenue increasing 12.5% compared to the prior-year period, or 12.7% on an organic basis. Higher revenue was primarily driven by the PitchBook platform, with licensed users growing 16.4%, reflecting both new client users and expansion with existing clients, as well as variability driven by user maintenance activities and updates to user lists when enterprise clients renew. PitchBook clients who were not previously Leveraged Commentary & Data (LCD) clients drove the majority of the increase in licensed users, although growth continued to reflect the impact of legacy LCD clients who have moved to the PitchBook platform and are now reflected in licensed user counts. PitchBook growth drivers were consistent with recent quarters and reflected strength in PitchBook's core investor and advisor client segments, including venture capital, private equity, and investment banks. This was partially offset by continued softness in the corporate client segment, especially with smaller firms with more limited use cases.
PitchBook segment adjusted operating income increased 17.6% to $48.7 million, and adjusted operating margin increased 1.3 percentage points to 30.0% compared to the prior-year period.
Morningstar Credit
Morningstar Credit contributed $82.3 million to consolidated revenue and $20.8 million to consolidated revenue growth, with revenue increasing 33.8% compared to the prior-year period, or 34.5% on an organic basis. The increase was primarily driven by higher revenue from the US and

Canada, with strength in commercial mortgage-backed securities, corporates, and residential mortgage-backed securities ratings-related revenue.
Morningstar Credit adjusted operating income increased 12.8% to $20.2 million and adjusted operating margin decreased 4.6 percentage points to 24.5% compared to the prior-year period. The decline in adjusted operating margin was primarily due to higher compensation costs in the quarter, reflecting a significant increase in bonus expense. Bonus expense increased due to favorable performance versus plan targets, compared to relatively low bonus expense in the prior-year period.
Morningstar Wealth
Morningstar Wealth contributed $65.0 million to consolidated revenue and $3.8 million to consolidated revenue growth, with revenue increasing 6.2% on a reported and organic basis. Organic revenue growth excludes platform revenue from the US TAMP from the prior-year period starting Dec. 1, interim service fees received from AssetMark associated with the sale of US TAMP assets, and foreign currency impact. Growth was primarily driven by Investment Management, supported by higher revenue for Morningstar Model Portfolios (also referred to as Morningstar Managed Portfolios), partially offset by softness in advertising sales.
Reported assets under management and advisement (AUMA) increased 12.3% to $62.3 billion compared to prior year, helped by strong market performance which drove higher asset values and positive net flows to Morningstar Model Portfolios on third-party platforms and to the International Wealth Platform.
Morningstar Wealth adjusted operating loss was $0.8 million compared to a $5.3 million loss in the prior-year period, and adjusted operating margin was negative 1.2% compared with negative 8.7%. The adjusted operating loss in the fourth quarter of 2024 excludes the gain on the sale of US TAMP assets, as well as related expenses.
Morningstar Retirement
Morningstar Retirement contributed $33.6 million to consolidated revenue and $3.4 million to consolidated revenue growth, with revenue increasing 11.3% on a reported and organic basis compared to the prior-year period. AUMA increased 19.7% to $275.9 billion compared to prior year, reflecting market gains and positive net flows, supported by strong growth in traditional and Advisor Managed Accounts, fiduciary services, and custom models.
Morningstar Retirement adjusted operating income increased 16.2% to $17.2 million, and adjusted operating margin increased 2.2 percentage points to 51.2% compared to the prior-year period.
Corporate and All Other

Revenue attributable to Corporate and All Other contributed $51.6 million to consolidated revenue and $2.9 million to consolidated revenue growth, with reported revenue increasing 6.0% compared to the prior-year period, driven by growth in Morningstar Indexes.
The increase in Morningstar Indexes revenue was primarily due to higher investable product revenue as asset value linked to Morningstar Indexes increased by 19.4% to $210.9 billion compared to prior year, largely driven by strong market performance over the trailing 12 months.
Morningstar Sustainalytics revenues declined compared to the prior-year period, primarily reflecting the impact of the ongoing streamlining of the licensed-ratings offering and softness in second-party opinions.
The impact of Corporate and All Other on consolidated adjusted operating income was negative $49.1 million compared with negative $46.2 million in the prior-year period.
Balance Sheet and Capital Allocation
As of Dec. 31, 2024, the Company had cash, cash equivalents, and investments totaling $551.0 million and $698.6 million of debt, compared with cash, cash equivalents, and investments of $389.0 million and $972.4 million of debt as of Dec. 31, 2023.
Cash provided by operating activities increased by 87.0% to $591.6 million for the full year 2024, compared with $316.4 million in 2023. Free cash flow increased by 127.5% to $448.9 million for the full year 2024, compared with $197.3 million in the prior year. The increases in operating cash flow and free cash flow were primarily driven by higher cash earnings.
As previously disclosed, operating cash flow and free cash flow were negatively impacted in 2023 by certain items totaling $90.8 million. Excluding these items and $1.8 million in severance related to the sale of US TAMP assets in 2024, operating cash flow and free cash flow would have increased by 45.7% and 56.4%, respectively.
In 2024, the Company reduced its debt by $273.8 million, net, paid $69.3 million in dividends, spent $7.3 million related to other minority investments, and repurchased $11.6 million of its shares.

Use of Non-GAAP Financial Measures
Organic revenue, adjusted operating income, adjusted operating margin, adjusted diluted net income per share, and free cash flow are non-GAAP financial measures. The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.
Investor Communication
Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission (the SEC), generally every month.
About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, institutional investors in the debt and private capital markets, and alliances and redistributors. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $338 billion in AUMA as of Dec. 31, 2024. The Company operates through wholly-owned subsidiaries in 32 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on X @MorningstarInc.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "aim," "committed," "consider," "estimate," "future," "goal," "is designed to," "maintain," "may," "might," "objective," "ongoing," "could," "expect," "intend," "plan," "possible," "potential," "seek," "anticipate," "believe," "predict," "prospects," "continue," "strategy," "strive," "will," "would," "determine," "evaluate," or the negative thereof, and similar expressions. These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; failure to prevent and/or mitigate cybersecurity events and the failure to protect confidential information, including personal information about individuals; compliance failures, regulatory action, or changes in laws applicable to our regulated businesses; failing to innovate our product and service offerings or meet or anticipate our clients’ changing needs; impact of artificial intelligence technologies on our business and reputation, and the legal risks as they are incorporated into our products and tools; failing to detect errors in our products or the failure of our products to perform properly due to defects, malfunctions or similar problems; failing to recruit, develop, and retain qualified employees; prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and the effect on our revenue from asset-

based fees and our credit ratings business; failing to scale our operations, increase productivity in order to implement our business plans and strategies; liability for any losses that result from errors in our automated advisory tools or errors in the use of the information and data we collect; inadequacy of our operational risk management and business continuity programs to address materially disruptive events; failure of our strategic transactions, acquisitions, divestitures and investments in companies or technologies to yield expected business or financial benefits, negatively impacting our operating results and our ability to deliver long-term value to shareholders; failing to maintain growth across our businesses due to changes in geopolitics and the regulatory landscape; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the potential adverse effect of our indebtedness on our cash flow and financial and operational flexibility; liability, costs and reputational risks relating to environmental, social and governance considerations; our dependence on third-party service providers in our operations; inadequacy of our insurance coverage; challenges in accounting for tax complexities in the global jurisdictions which we operate in and their effect on our tax obligations and tax rates; the potential and impact of vendor consolidation and clients' strategic decisions to replace our products and services with in-house products and services; our ability to build and maintain short-term and long-term shareholder value and pay dividends to our shareholders; our ability to maintain existing business and renewal rates and to gain new business; the impact of recently issued accounting pronouncements on our consolidated financial statements and related disclosure; impact on our stock price due to future sales of our common stock and fluctuations in our operating results; and failing to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties, among others, can be found in our filings with the SEC, including our most recent Reports on Forms 10-K and 10-Q. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. You are, however, advised to review any further disclosures we make on related subjects, and about new or additional risks, uncertainties and assumptions in our future filings with the SEC on Forms 10-K, 10-Q and 8-K.
# # #

Media Relations Contact:
Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com
Investor Relations Contact:
Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com
©2025 Morningstar, Inc. All Rights Reserved.
MORN-E

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31,			Year ended December 31,
(in millions, except per share amounts)	2024	2023	Change	2024	2023	Change

Revenue	$591.0	$538.7	9.7%	$2,275.1	$2,038.6	11.6%
Operating expense:
Cost of revenue	232.2	205.4	13.0%	895.7	843.5	6.2%
Sales and marketing	117.2	100.4	16.7%	441.0	423.8	4.1%
General and administrative	89.0	92.0	(3.3)%	327.2	355.8	(8.0)%
Depreciation and amortization	48.4	46.5	4.1%	190.4	184.9	3.0%
Total operating expense	486.8	444.3	9.6%	1,854.3	1,808.0	2.6%

Gain on sale of customer assets	64.0	—	NMF	64.0	—	NMF

Operating income	168.2	94.4	78.2%	484.8	230.6	110.2%
Operating margin	28.5%	17.5%	11.0 pp	21.3%	11.3%	10.0 pp

Non-operating income (expense), net:
Interest expense, net	(7.0)	(11.5)	NMF	(37.7)	(51.7)	NMF
Gain on sale of business	—	—	—%	45.3	—	NMF
Expense from equity method transaction, net	—	—	—%	—	(11.8)	NMF
Other income (expense), net	1.7	7.4	(77.0)%	(1.1)	14.4	NMF
Non-operating income (expense), net	(5.3)	(4.1)	NMF	6.5	(49.1)	NMF

Income before income taxes and equity in investments of unconsolidated entities	162.9	90.3	80.4%	491.3	181.5	170.7%
Equity in investments of unconsolidated entities	(12.1)	(2.7)	NMF	(17.4)	(7.4)	NMF
Income tax expense	33.9	14.1	140.4%	104.0	33.0	215.2%
Consolidated net income	$116.9	$73.5	59.0%	$369.9	$141.1	162.2%

Net income per share:
Basic	$2.72	$1.72	58.1%	$8.64	$3.31	161.0%
Diluted	$2.71	$1.71	58.5%	$8.58	$3.29	160.8%
Weighted average shares outstanding:
Basic	42.9	42.7		42.8	42.6
Diluted	43.1	43.0		43.1	42.9
_________________________________________________________________
NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	As of December 31,	As of December 31,
(in millions)	2024	2023

Assets
Current assets:
Cash and cash equivalents	$502.7	$337.9
Investments	48.3	51.1
Accounts receivable, net	358.1	343.9
Income tax receivable	12.4	0.6
Other current assets	92.6	82.2
Total current assets	1,014.1	815.7

Goodwill	1,562.0	1,578.8
Intangible assets, net	408.8	484.4
Property, equipment, and capitalized software, net	218.9	207.7
Operating lease assets	181.2	163.9
Investments in unconsolidated entities	85.3	100.2
Deferred tax assets, net	43.2	14.6
Other assets	35.4	38.1
Total assets	$3,548.9	$3,403.4

Liabilities and equity
Current liabilities:
Deferred revenue	$540.8	$517.7
Accrued compensation	272.2	214.4
Accounts payable and accrued liabilities	87.3	78.4
Operating lease liabilities	35.1	36.4
Current portion of long-term debt	—	32.1
Income tax payable	30.5	—
Other current liabilities	1.4	1.8
Total current liabilities	967.3	880.8

Operating lease liabilities	170.3	151.4
Accrued compensation	21.0	23.7
Deferred tax liabilities, net	27.6	35.6
Long-term debt	698.6	940.3
Income tax payable	11.7	8.3
Other long-term liabilities	33.8	35.5
Total liabilities	1,930.3	2,075.6
Total equity	1,618.6	1,327.8
Total liabilities and equity	$3,548.9	$3,403.4

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31,		Year ended December 31,
(in millions)	2024	2023	2024	2023
Operating activities
Consolidated net income	$116.9	$73.5	$369.9	$141.1
Adjustments to reconcile consolidated net income to net cash flows from operating activities	—	27.9	128.9	147.2
Changes in operating assets and liabilities, net	36.5	36.4	92.8	28.1
Cash provided by operating activities	153.4	137.8	591.6	316.4
Investing activities
Capital expenditures	(40.6)	(30.0)	(142.7)	(119.1)
Acquisitions, net of cash acquired	—	(0.8)	—	(0.8)
Proceeds from sale of business	0.2	—	52.4	—
Proceeds from sale of customer assets	65.0	—	65.0	—
Purchases of investments in unconsolidated entities	(0.5)	(2.6)	(7.3)	(3.7)
Other, net	—	0.6	11.3	41.7
Cash provided by (used for) investing activities	24.1	(32.8)	(21.3)	(81.9)
Financing activities
Common shares repurchased	(11.6)	—	(11.6)	(1.4)
Dividends paid	(17.3)	(16.0)	(69.3)	(63.9)
Repayments of debt	(166.3)	(83.1)	(364.4)	(397.5)
Proceeds from debt	—	—	90.0	260.0
Payment for acquisition-related earn-outs	—	—	—	(45.5)
Other, net	(3.9)	(4.3)	(29.1)	(30.1)
Cash used for financing activities	(199.1)	(103.4)	(384.4)	(278.4)
Effect of exchange rate changes on cash and cash equivalents	(28.6)	11.3	(21.1)	5.2
Net increase (decrease) in cash and cash equivalents	(50.2)	12.9	164.8	(38.7)
Cash and cash equivalents-beginning of period	552.9	325.0	337.9	376.6
Cash and cash equivalents-end of period	$502.7	$337.9	$502.7	$337.9

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	Three months ended December 31,				Year ended December 31,
(in millions)	2024	2023	Change	Organic (1)	2024	2023	Change	Organic (1)
Morningstar Data and Analytics
Revenue	$196.0	$192.7	1.7%	3.6%	$788.1	$747.2	5.5%	5.8%
Adjusted Operating Income	85.5	90.4	(5.4)%		355.4	339.8	4.6%
Adjusted Operating Margin	43.6%	46.9%	(3.3) pp		45.1%	45.5%	(0.4) pp

PitchBook
Revenue	$162.5	$144.4	12.5%	12.7%	$618.4	$551.9	12.0%	12.1%
Adjusted Operating Income	48.7	41.4	17.6%		186.4	148.1	25.9%
Adjusted Operating Margin	30.0%	28.7%	1.3 pp		30.1%	26.8%	3.3 pp

Morningstar Credit
Revenue	$82.3	$61.5	33.8%	34.5%	$291.1	$215.4	35.1%	35.3%
Adjusted Operating Income	20.2	17.9	12.8%		75.6	21.7	248.4%
Adjusted Operating Margin	24.5%	29.1%	(4.6) pp		26.0%	10.1%	15.9 pp

Morningstar Wealth
Revenue	$65.0	$61.2	6.2%	6.2%	$248.4	$229.9	8.0%	8.1%
Adjusted Operating Income (Loss)	(0.8)	(5.3)	NMF		(9.3)	(40.4)	NMF
Adjusted Operating Margin	(1.2)%	(8.7)%	7.5 pp		(3.7)%	(17.6)%	13.9 pp

Morningstar Retirement
Revenue	$33.6	$30.2	11.3%	11.3%	$127.1	$110.5	15.0%	15.0%
Adjusted Operating Income	17.2	14.8	16.2%		65.6	54.1	21.3%
Adjusted Operating Margin	51.2%	49.0%	2.2 pp		51.6%	49.0%	2.6 pp

Consolidated Revenue
Total Reportable Segments	$539.4	$490.0	10.1%		$2,073.1	$1,854.9	11.8%
Corporate and All Other (2)	51.6	48.7	6.0%		202.0	183.7	10.0%
Total Revenue	$591.0	$538.7	9.7%	10.6%	$2,275.1	$2,038.6	11.6%	11.8%

Consolidated Adjusted Operating Income
Total Reportable Segments	$170.8	$159.2	7.3%		$673.7	$523.3	28.7%
Less: Corporate and All Other (3)	(49.1)	(46.2)	NMF		(179.9)	(196.8)	NMF
Adjusted Operating Income	$121.7	$113.0	7.7%		$493.8	$326.5	51.2%
Adjusted Operating Margin	20.6%	21.0%	(0.4) pp		21.7%	16.0%	5.7 pp
____________________________________________________________________________
(1) Organic revenue is a non-GAAP measure that excludes acquisitions, divestitures, the impacts of the adoption of new accounting standards or revisions to accounting practices, and the effect of foreign currency translations.

(2) Corporate and All Other provides a reconciliation between revenue from the Company's Total Reportable Segments and consolidated revenue amounts. Corporate and All Other includes Morningstar Sustainalytics and Morningstar Indexes as sources of revenues. Revenue from Morningstar Sustainalytics was $29.4 million and $30.4 million for the three months ended Dec. 31, 2024 and 2023, respectively and $117.3 million and $118.2 million for the year ended Dec. 31, 2024 and 2023, respectively. Revenue from Morningstar Indexes was $22.2 million and $18.3 million for the three months ended Dec. 31, 2024 and 2023, respectively and $84.7 million and $65.5 million for the year ended Dec. 31, 2024 and 2023, respectively.
(3) Corporate and All Other includes unallocated corporate expenses as well as adjusted operating income (loss) from Morningstar Sustainalytics and Morningstar Indexes. During the fourth quarter of 2024 and 2023, unallocated corporate expenses were $51.0 million and $42.1 million, respectively. For the years ended 2024 and 2023, unallocated corporate expenses were $181.4 million and $153.5 million, respectively. Unallocated corporate expenses include finance, human resources, legal, marketing, and other management-related costs that are not considered when segment performance is evaluated.

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	As of December 31,
AUMA (approximate) ($bil)	2024	2023	Change
Morningstar Retirement
Managed Accounts	$160.4	$134.8	19.0%
Fiduciary Services	65.8	56.2	17.1%
Custom Models/CIT	49.7	39.4	26.1%
Morningstar Retirement (total)	$275.9	$230.4	19.7%

Investment Management
Morningstar Model Portfolios (1)	$43.8	$38.7	13.2%
Institutional Asset Management	7.0	7.7	(9.1)%
Asset Allocation Services	11.5	9.1	26.4%
Investment Management (total)	$62.3	$55.5	12.3%

Asset value linked to Morningstar Indexes ($bil)	$210.9	$176.7	19.4%

	Three months ended December 31,			Year ended December 31,
	2024	2023	Change	2024	2023	Change
Average AUMA ($bil)	$333.2	$274.8	21.3%	$312.4	$261.4	19.5%

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(1) Includes AUMA in Morningstar Model Portfolios and assets on the International Wealth Platform invested in third-party model portfolios.

Morningstar, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)
To supplement Morningstar’s condensed consolidated financial statements presented in accordance with US Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the SEC, including:
•consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standards or revisions to accounting practices (accounting changes), and the effect of foreign currency translations (organic revenue);
•consolidated operating income, excluding all mergers and acquisitions (M&A)-related expenses and gains (related to merger, acquisition, and divestiture activity including earn-outs), intangible amortization, and expenses related to the significant reduction and shift of the Company's operations in China (adjusted operating income);
•consolidated operating margin, excluding all M&A-related expenses and gains, intangible amortization, and expenses related to the significant reduction and shift of the Company's operations in China (adjusted operating margin);
•consolidated diluted net income per share, excluding all M&A-related expenses and gains, intangible amortization, items related to the significant reduction and shift of the Company's operations in China, and certain non-operating gains/losses and other (adjusted diluted net income per share); and
•cash provided by or used for operating activities less capital expenditures (free cash flow).
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. Morningstar excludes revenue from acquired businesses from its organic revenue growth calculation for a period of 12 months after it completes the acquisition. For divestitures (including sale of assets), Morningstar excludes revenue in the prior-year period for which there is no comparable revenue in the current period.

Morningstar presents adjusted operating income, adjusted operating margin, and adjusted net income per share to show the effect of significant acquisition activity, better compare period-over-period results, and improve overall understanding of the underlying performance of the business absent the impact of acquisitions.
In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate the health of its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended December 31,			Year ended December 31,
(in millions)	2024	2023	Change	2024	2023	Change

Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$591.0	$538.7	9.7%	$2,275.1	$2,038.6	11.6%
Acquisitions	—	—	—%	—	—	—%
Divestitures	(1.3)	(5.3)	NMF	(1.3)	(5.3)	NMF
Effect of foreign currency translations	0.1	—	NMF	(1.3)	—	NMF
Organic revenue	$589.8	$533.4	10.6%	$2,272.5	$2,033.3	11.8%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$168.2	$94.4	78.2%	$484.8	$230.6	110.2%
Intangible amortization expense (1)	14.6	17.6	(17.0)%	64.5	70.5	(8.5)%
M&A-related expenses (2)	2.9	0.9	222.2%	8.5	9.8	(13.3)%
M&A-related gains (3)	(64.0)	—	NMF	(64.0)	—	NMF
Severance and personnel expenses (4)	—	0.1	NMF	—	5.5	NMF
Transformation costs (4)	—	—	—%	—	7.0	NMF
Asset impairment costs (4)	—	—	—%	—	3.1	NMF
Adjusted operating income	$121.7	$113.0	7.7%	$493.8	$326.5	51.2%

Three months ended December 31,	Year ended December 31,
(in millions)	2024	2023	Change	2024	2023	Change

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	28.5%	17.5%	11.0 pp	21.3%	11.3%	10.0 pp
Intangible amortization expense (1)	2.5%	3.3%	(0.8) pp	2.8%	3.5%	(0.7) pp
M&A-related expenses (2)	0.5%	0.2%	0.3 pp	0.4%	0.4%	—	pp
M&A-related gains (3)	(10.9)%	—%	(10.9) pp	(2.8)%	—%	(2.8) pp
Severance and personnel expenses (4)	—%	—%	—	pp	—%	0.3%	(0.3) pp
Transformation costs (4)	—%	—%	—	pp	—%	0.3%	(0.3) pp
Asset impairment costs (4)	—%	—%	—	pp	—%	0.2%	(0.2) pp
Adjusted operating margin	20.6%	21.0%	(0.4) pp	21.7%	16.0%	5.7 pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$2.71	$1.71	58.5%	$8.58	$3.29	160.8%
Intangible amortization expense (1)	0.25	0.30	(16.7)%	1.11	1.22	(9.0)%
M&A-related expenses (2)	0.05	0.02	150.0%	0.15	0.17	(11.8)%
M&A-related gains (3)	(1.10)	—	NMF	(1.10)	—	NMF
Severance and personnel expenses (4)	—	—	—%	—	0.09	NMF
Transformation costs (4)	—	—	—%	—	0.12	NMF
Asset impairment costs (4)	—	—	—%	—	0.05	NMF
Non-operating (gains) losses and other (5)	0.23	(0.06)	NMF	(0.85)	0.18	NMF
Adjusted diluted net income per share	$2.14	$1.97	8.6%	$7.89	$5.12	54.1%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$153.4	$137.8	11.3%	$591.6	$316.4	87.0%
Capital expenditures	(40.6)	(30.0)	35.3%	(142.7)	(119.1)	19.8%
Free cash flow	$112.8	$107.8	4.6%	$448.9	$197.3	127.5%
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NMF - Not meaningful, pp - percentage points
(1) Excludes finance lease amortization expense of $0.0 million and $0.2 million during the three months ended Dec. 31, 2024 and 2023, respectively, and $0.5 million and $1.2 million during the 12 months ended Dec. 31, 2024 and 2023, respectively.

(2) Reflects non-recurring expenses related to merger, acquisition, and divestiture activity such as pre-deal due diligence, transaction costs, severance, and post-close integration costs.

(3) Reflects the gain on sale of US TAMP assets.

(4) Reflects costs associated with the significant reduction of the Company's operations in Shenzhen, China, and the shift of work related to its global business functions to other Morningstar locations.
Severance and personnel expenses include severance charges, incentive payments related to early signing of severance agreements, transition bonuses, and stock-based compensation related to the accelerated vesting of restricted stock unit and market stock unit awards. In addition, the reversal of accrued sabbatical liabilities is included in this category.
Transformation costs include professional fees and the temporary duplication of headcount. As the Company hired replacement roles in other markets and shifted capabilities, it employed certain Shenzhen-based staff through the transition period, which resulted in elevated compensation costs on a temporary basis.
Asset impairment costs include the write-off or accelerated depreciation of fixed assets in the Shenzhen, China office that were not redeployed, in addition to lease abandonment costs as the Company downsized its office space prior to the lease termination date.

(5) Reflects realized and unrealized gains and losses on investments in the three and 12 months ended Dec. 31, 2024 and 2023. For the three months ended Dec. 31. 2024, includes an impairment loss on an investment in unconsolidated entities. In addition, for the 12 months ended Dec. 31, 2024, includes gain on the sale of the Company's Commodity and Energy Data business and impairment losses on an investment in unconsolidated entities. For the 12 months ended Dec. 31, 2023, includes expense from equity method transaction, net.